EXHIBIT 15
To the Board of Directors and Shareholders of Morgan Stanley:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Morgan Stanley and subsidiaries for the three-month periods ended March 31, 2014 and 2013, as indicated in  our report dated May 6, 2014, and for the three-month and six-month periods ended June 30, 2014 and 2013, as indicated in our report dated August 5, 2014, and for the three-month and nine-month periods ended September 30, 2014 and 2013, as indicated in our report dated November 4, 2014. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on the Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 19, 2014